Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-34622, 33-40156 and 333-128811 on Forms S-3 and Registration Statement Nos. 33-63023, 333-52413, 333-63144 and 333-123164 on Forms S-8 of our reports dated March 7, 2006 relating to the consolidated financial statements and consolidated financial statement schedules of Northeast Utilities (which reports express an unqualified opinion and include an explanatory paragraph regarding the Company’s recording of significant charges in connection with its decision to exit certain business lines and the reporting of certain components of the Company’s energy services businesses as discontinued operations), and our report dated March 7, 2006 on management's report on the effectiveness of internal control over financial reporting as of December 31, 2005, all appearing in and incorporated by reference in the Annual Report on Form 10-K of Northeast Utilities for the year ended December 31, 2005.

We consent to the incorporation by reference in Registration Statement Nos. 333-118276 of The Connecticut Light and Power Company, 333-116725 of Public Service Company of New Hampshire, and 333-126456 of Western Massachusetts Electric Company on Forms S-3 of our reports dated March 7, 2006, relating to the consolidated financial statements and consolidated financial statement schedules of The Connecticut Light and Power Company, Public Service Company of New Hampshire, and Western Massachusetts Electric Company (collectively, the "Companies"), all appearing in and incorporated by reference in the Annual Report on Form 10-K of the Companies for the year ended December 31, 2005.

/s/	DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Hartford, Connecticut

March 7, 2006